Filed Pursuant to Rule 433

Registration Statement No. 333-180105-01

Dated March 11, 2013

Final Term Sheet

Kansas City Power & Light Company

3.15% Notes due 2023

Issuer:	Kansas City Power & Light Company

Principal Amount:	$300,000,000

Expected Ratings*:	Moody’s Investors Service, Inc.: Baa2 Standard & Poor’s Ratings Services: BBB

Title of Securities:	3.15% Notes due 2023

Trade Date:	March 11, 2013

Settlement Date:	March 14, 2013

Maturity Date:	March 15, 2023

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning September 15, 2013

Coupon (Interest Rate):	3.15%

Yield to Maturity:	3.161%

Benchmark Treasury:	2.00% due February 15, 2023

Benchmark Treasury Price / Yield:	99-14+ / 2.061%

Spread to Benchmark Treasury:	+110 basis points

Price to Public:	99.906% of the principal amount, plus accrued interest, if any, from March 14, 2013, if settlement occurs after that date

Redemption Provision:

Prior to December 15, 2022, callable at any time at a make-whole premium of the greater of (i) 100% of the principal amount or (ii) discounted present value at Treasury Rate plus 20 basis points.

On or after December 15, 2022, callable at any time at par.

CUSIP / ISIN :	485134 BN9 / US485134BN95

Joint Book-Running Managers:	BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Scotia Capital (USA) Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Mitsubishi UFJ Securities (USA), Inc. can arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848.